Exhibit 99.1 News Release Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2010 THIRD QUARTER RESULTS

--Sales of $172.2 million, up 20.1%
--Diluted earnings per share of $0.36; up 89%

Houston, TX, -- November 1, 2010 -- DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $5,345,000 for the third quarter ended September 30, 2010, with diluted earnings per share of $0.36 compared to net income of $2,684,000 and diluted earnings per share of $0.19 for the third quarter of 2009.  Sales increased $28.8 million, or 20.1%, to approximately $172.2 million from $143.4 million for the same period in 2009.

Net income for the third quarter of 2010 increased 16.6% from $4,584,000 for the second quarter of 2010.  Sales for the third quarter of 2010 increased 3.0% compared to the second quarter of 2010. Diluted earnings per share for the third quarter of 2010 increased 16% compared to the second quarter of 2010.

Net income for the nine months ended September 30, 2010 was $13,521,000, with diluted earnings per share of $0.93 compared to net income of $8,022,000 and diluted earnings per share of $0.57 for the first nine months of 2009.  Sales for the nine months ended September 30, 2010 increased $41.1 million, or 9.2%, to approximately $486.5 million from $445.4 million for the same period in 2009.

David R. Little, Chairman and Chief Executive Officer said, “We are pleased with the results of all three segments as each showed sequential growth compared to our second quarter results.  Our sales strategies and operational excellence programs are producing both qualitative and quantitative results.  We are optimistic that our segments and business will show continued progress over the balance of the year.  Our management team remains focused on growing sales, improving EBITDA margins, creating SuperCenters, achieving operational excellence and being customer driven.”

Mac McConnell, Senior Vice President and Chief Financial Officer said, “We are pleased with our sequential growth from the second quarter to the third quarter and our operating leverage that resulted in a 16.6% increase in net income on a 3.0% increase in sales. Our balance sheet, as of September 30, 2010, continues to strengthen as we generated strong cash flows from our working capital, asset management and cost reduction initiatives.”

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, supply chain services and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.

DXP’s innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

Supply Chain Services, a DXP integrated supply and category management program, provides a more efficient way to manage the customer’s supply chain needs for indirect products. Our programs allow the customer to transfer all or part of its supply chain needs to DXP, so the customer can focus on its core business. By outsourcing purchasing, accounting, and on-site supply management to DXP, our customers effectively lower their supply chain costs and eliminate redundancies in the supply chain. DXP's broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.  *****

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Sales	$ 172,249	$ 143,422	$ 486,533	$ 445,400
Cost of sales	123,360	102,644	347,786	317,164
Gross profit	48,889	40,778	138,747	128,236
Selling, general and administrative expense	38,731	35,145	112,713	110,790
Operating income	10,158	5,633	26,034	17,446
Other income	29	9	243	71
Interest expense	(1,425)	(1,232)	(4,023)	(4,020)
Income before income taxes	8,762	4,410	22,254	13,497
Provision for income taxes	3,417	1,726	8,733	5,475
Net income	5,345	2,684	13,521	8,022
Preferred stock dividend	(23)	(22)	(68)	(60)
Net income attributable to common shareholders	$ 5,322	$ 2,662	$ 13,453	$ 7,962

Basic income per share	$ 0.38	$ 0.20	$ 0.98	$ 0.61
Weighted average common shares outstanding	14,023	13,132	13,710	13,105
Diluted income per share	$ 0.36	$ 0.19	$ 0.93	$ 0.57
Weighted average common and common equivalent shares outstanding	15,056	14,004	14,764	13,978

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands)

	Three Months Ended September 30, 2010		Nine Months Ended September 30, 2010
	2010	2009	2010	2009

Income before income taxes	$ 8,762	$ 4,410	$ 22,254	$ 13,497
Plus interest expense	1,425	1,232	4,023	4,020
Plus depreciation and amortization	2,417	2,974	7,121	8,774
EBITDA	$ 12,604	$ 8,616	$ 33,398	$ 26,291

**EBITDA – earnings before interest, taxes, depreciation and amortization